Auddia Inc.
2100 Central Ave., Suite 200

Boulder, Colorado 80301

April 22, 2024

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Uwem Bassey

Re:	Auddia Inc.
Registration Statement on Form S-1 (File No. 333-278616)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Auddia Inc. (the “Company”) hereby requests that the effective date of the Company’s Registration Statement on Form S-1 (File No. 333-278616) (the “Registration Statement”) be accelerated so that the Company’s Registration Statement will become effective at 4:00 P.M., eastern time, on April 23, 2024, or as soon as thereafter as is practicable.

Please contact Justin Platt, Esq. of Goodwin Procter LLP at (212) 459-7340 to provide notice of effectiveness, or if you have any questions or comments concerning this request.

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Very truly yours,

AUDDIA INC.

By:	/s/ Michael Lawless
	Name:	Michael Lawless
	Title:	Chief Executive Officer

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